Kodiak Energy, Inc. Announces Director Retirement

CALGARY, ALBERTA – (MARKETWIRE) – April 15, 2009 – Kodiak Energy, Inc. (OTCBB: KDKN, TSX-V: KDK) ("Kodiak" or the "Corporation") announces that Peter Schriber submitted his retirement from Kodiak’s board of directors effective April 15, 2009.  Mr. Schriber wishes to focus on his retirement activities.  During his tenure, his experience and knowledge has been an asset to the Corporation’s board of directors.  The board wishes to thank Mr. Schriber for his many years of invaluable service to the corporation.

About Kodiak:  Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
www.kodiakpetroleum.com

The TSX-V has not reviewed and does not accept responsibility for the adequacy and accuracy of this information.

Forward-looking Statements:  This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.